EXHIBIT 1

JOINT FILING AGREEMENT

GREGORY C. GIBBS, REGINA ANN GIBBS, and CHARLES G. GIBBS, Jr., individually, and the ESTATE OF ANNA MAE H. GIBBS, acting by and through its undersigned co-executor, each hereby acknowledges and agrees that the foregoing joint filing on Schdule 13D is filed on behalf of each of them individually with the effect described in Rule 13d-1(k)(1) of the Securities and Exchange Commission.

ESTATE OF ANNA MAE H. GIBBS

January 20 , 2006	By:	/s/ Gregory C. Gibbs
Gregory C. Gibbs
Co-Executor

January 20 , 2006	/s/ Gregory C. Gibbs
Gregory C. Gibbs

January 20 , 2006	/s/ Regina Ann Gibbs
Regina Ann Gibbs

January 20 , 2006	/s/ Charles G. Gibbs, Jr.
Charles G. Gibbs, Jr.